Exhibit 99.1

For Further Information: R. Troy Dewar, CFA Vice President, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Reports Third Quarter Fiscal 2019 Results

•	Third quarter 2019 revenue was $138.1 million, up 5% sequentially and 1% year-over-year

•	Net income attributable to Photronics, Inc. shareholders was $6.3 million, or $0.10 per diluted share

•	Strong cash generation increased cash to $197 million, even as investments in China expansion continue

•	Fourth quarter 2019 guidance: revenue between $143 and $151 million with diluted EPS between $0.11 and $0.17

BROOKFIELD, Conn. August 20, 2019 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, today reported financial results for its fiscal 2019 third quarter ended July 28, 2019.

Financial Results Summary
$ Millions, except per share data	Q319	Q219	Q318	Q/Q	Y/Y
Revenue	138.1	131.6	136.4	5%	1%
Integrated circuit (IC) revenue	100.2	98.6	107.2	2%	(7%)
Flat panel display (FPD) revenue	37.9	33.0	29.1	15%	30%
Net income attributable to Photronics, Inc. shareholders	6.3	8.5	13.0	(25%)	(51%)
Diluted earnings per share	0.10	0.13	0.18	(0.03)	(0.08)

"We performed well during the third quarter of 2019, achieving record FPD revenue and delivering our eighth consecutive quarter of year-over-year revenue growth,” said Peter Kirlin, chief executive officer. “FPD revenue growth was driven by continued strength in AMOLED display for mobile applications and ramping shipments from our new China facility. IC revenue grew sequentially due to improved demand from Asian foundries for mainstream nodes. Gross and operating margins improved sequentially as we were able to control costs despite China startup activity. Our cash balance grew during the quarter, demonstrating our ability to generate cash as we continue to invest in China. We are on pace to have an outstanding year in 2019 and positioned to perform even better in 2020 and beyond.”

Fourth Quarter 2019 Guidance

For the fourth quarter of 2019, Photronics expects revenue to be between $143 million and $151 million, and net income attributable to Photronics, Inc. shareholders to be between $0.11 and $0.17 per diluted share.

Conference Call

A conference call to discuss these results is scheduled for 8:30 a.m. Eastern time on Tuesday, August 20, 2019. The call can be accessed by logging onto Photronics' website at www.photronics.com.  The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ website for instant replay access.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for 50 years. As of October 31, 2018, the company had 1,575 employees across 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of the company and its subsidiaries. The forward-looking statements contained in this press release involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, political, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions.  There is no assurance that the company’s expectations will be realized. For additional information please see the company’s quarterly and annual reports filed with the Securities and Exchange Commission. The company assumes no obligation to provide revisions to any forward-looking statements.